Exhibit 8.1

STOEL RIVES LLP

600 University Street

Suite 3600

Seattle, Washington 98101-3197

March 28, 2003

Dendreon Corporation

3005 First Avenue

Seattle, Washington 98121

Re:	Combination pursuant to Agreement and Plan of Merger by and among Dendreon Corporation, Seahawk Acquisition, Inc., Charger Project LLC, and Corvas International, Inc.

Ladies and Gentlemen:

We have acted as counsel to Dendreon Corporation, a Delaware corporation (“Dendreon”), in connection with the Combination pursuant to the Agreement and Plan of Merger dated as of February 24, 2003, including exhibits and schedules thereto (the “Merger Agreement”), by and among Dendreon, Seahawk Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Dendreon (“Sub”), Charger Project LLC, a Delaware limited liability company of which Dendreon is the sole member (“LLC”), and Corvas International, Inc., a Delaware corporation (“Corvas”). Pursuant to the Merger Agreement, Sub will merge with and into Corvas (the “Merger”), following which Corvas will merge with and into LLC (the “LLC Merger” and together with the Merger, the “Combination”). Except as otherwise defined in this letter, all capitalized terms have the same meanings as set forth in the Merger Agreement.

In connection with the filing of the Form S-4 registration statement covering the common stock of Dendreon to be issued pursuant to the Merger Agreement (the “Registration Statement”), you have requested our opinion regarding whether the Combination will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). For purposes of rendering this opinion, we have examined and are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the statements, covenants, representations and warranties contained in (i) the Merger Agreement; (ii) the Registration Statement; (iii) representations made to us by Dendreon, Sub and LLC, and Corvas in their respective letters provided to us, each dated the date hereof (the “Representation Letters”); and (iv) such other documents and corporate records as we have deemed necessary for purposes of our opinion.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

1.	Original documents (including signatures thereto) are valid and authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time and the LLC Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2.	The Combination will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and will be effective under applicable state laws;

Dendreon Corporation

March 28, 2003

3.	All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct, and no actions have been taken or will be taken which are inconsistent with such statements, descriptions or representations, or that are untrue, incomplete or incorrect at all relevant times, including the time of the filing of the Registration Statement, the Effective Time and the LLC Effective Time;

4.	Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified are true, complete and correct and will continue to be true, complete and correct at all times up to and including the Effective Time and the LLC Effective Time, in each case without such qualification; and

5.	The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement, the Registration Statement, and the Representation Letters.

6.	The opinion of even date herewith rendered by Cooley Godward LLP to Corvas concerning the matters addressed herein has been delivered and has not been withdrawn.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Combination will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.	This opinion only represents our best judgment as to the federal income tax consequences of the Combination and is not binding on the IRS or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Code, existing judicial decisions, administrative regulations, published rulings, and such other authorities as we have considered relevant. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

2.	This opinion does not address all of the United States federal income tax consequences of the Combination. We express no opinion as to United States federal, state, local, foreign, or other tax consequences, other than as set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed.

3.	No opinion is expressed as to any transaction other than the Combination as described in the Merger Agreement. No opinion is expressed as to any transaction whatsoever, including the Combination, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof, or all of the representations, warranties, statements and assumptions upon which we have relied are not true and accurate at all relevant times.

Dendreon Corporation

March 28, 2003

This opinion is furnished solely for the benefit of Dendreon and may not be filed with or furnished to any individual, entity, association, agency or other person and may not be quoted or referred to, orally or in writing, in whole or in part, without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the joint proxy statement/prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consents are required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/    Stoel Rives LLP